Wilmington Funds Management Corporation

1100 North market Street, 9th Floor

Wilmington, DE 19890

Wilmington Trust Investment Advisors, Inc.

1100 North market Street, 9th Floor

Wilmington, DE 19890

AMENDED LETTER AGREEMENT

December 29, 2023

Wilmington Funds

1100 North market Street, 9th Floor

Wilmington, DE 19890

Dear Sirs:

Reference is made to the Investment Advisory Contracts, each dated as of March 12, 2012, as amended (the “Advisory Contract”), between Wilmington Funds Management Corporation (the “Adviser”) and the Wilmington Funds (the “Trust”). Reference is also made to the Distribution Agreement, as amended (the “Distribution Agreement”), between ALPS Distributors, Inc. (“Distributor”) and the Trust.

Distributor agrees that, for the one-year period commencing on December 29, 2023, through December 31, 2024, the Distribution Agreement is hereby amended to provide that the maximum Rule 12b-1 and shareholder services fees payable by the Trust under Section 2 of the Distribution Agreement shall not exceed the amounts set forth on Schedules A.1 and A.2 hereto with respect to the Wilmington Funds listed on such Schedules.

Advisor agrees that, for the one-year period commencing on December 29, 2023, through December 31, 2024, the Advisory Contract is hereby amended to provide that the Advisor will waive its contractual advisory fees and will reimburse the Trust for expenses (based on average daily net assets), so that total annual fund expenses, exclusive of the effects of acquired fund fees and expenses, taxes, extraordinary expenses, and brokerage commissions, and taking into account the waivers by Distributor described above, do not exceed the rates set forth hereto under the heading “Capped Total Fund Expenses” on Schedules A.1 hereto.

If the foregoing correctly sets forth the agreement between the Trust and Advisor and the Trust and Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof. This may be executed in counterpart.

Very truly yours,

WILMINGTON TRUST INVESTMENT ADVISORS, INC.

By:	/s/ John C. McDonnell
Name: John C. McDonnell
Title: Senior Vice President

WILMINGTON FUNDS MANAGEMENT CORPORATION

By:	/s/ John J. Kelley
Name: John J. Kelley
Title: President

ALPS DISTRIBUTORS, INC.

By:	/s/ Stephen Kyllo
Name: Stephen Kyllo
Title: President & Director

ACCEPTED:
WILMINGTON FUNDS

By:	/s/ John C. McDonnell
Name: John C. McDonnell
Title: Vice President and Chief Operations Officer

Schedule A.1

Wilmington Money Market Funds

Expense changes effective December 29, 2023

						Prospectus
						Total
						Annual Fund	Prospectus
				Prospectus	Prospectus	Operating	Net
		Distribution		Total	Fee	Expenses	Annual
		and/or		Annual	Waivers	After Fee	Fund				WFMC	WFMC
	WFMC	Service		Fund	and/or	Waiver /	Operating	Management	Shareholder	Total	Gross	Net
	Management	(12b-1)	Other	Operating	Expense	Expense	Expense	Fee	Service Fee	Expense	Mgmt	Mgmt
Fund Name	Fees	Fees	Expenses	Expenses	Reimbursement	Reimbursement	Limits	Waiver	Waiver	Waiver	Fee	Fee
WILMINGTON U.S. GOVERNMENT MONEY MARKET FUND
- Preferred Institutional Shares	0.25%	0.00%	0.06%	0.31%	-0.15%	0.16%	0.16%	-0.15%	0.00%	-0.15%	0.25%	0.10%
- Institutional Shares	0.25%	0.00%	0.16%	0.41%	-0.16%	0.25%	0.25%	-0.15%	-0.01%	-0.16%	0.25%	0.10%
- Select Shares	0.25%	0.00%	0.31%	0.56%	-0.21%	0.35%	0.35%	-0.15%	-0.06%	-0.21%	0.25%	0.10%
- Administrative Shares	0.25%	0.25%	0.31%	0.81%	-0.21%	0.60%	0.60%	-0.15%	-0.06%	-0.21%	0.25%	0.10%
- Service Shares	0.25%	0.25%	0.31%	0.81%	-0.15%	0.66%	0.66%	-0.15%	0.00%	-0.15%	0.25%	0.10%
WILMINGTON U.S. TREASURY MONEY MARKET FUND
- Preferred Institutional Shares	0.25%	0.00%	0.08%	0.33%	-0.17%	0.16%	0.16%	-0.17%	0.00%	-0.17%	0.25%	0.08%
- Institutional Shares	0.25%	0.00%	0.18%	0.43%	-0.18%	0.25%	0.25%	-0.17%	-0.01%	-0.18%	0.25%	0.08%
- Select Shares	0.25%	0.00%	0.33%	0.58%	-0.23%	0.35%	0.35%	-0.17%	-0.06%	-0.23%	0.25%	0.08%
- Administrative Shares	0.25%	0.25%	0.33%	0.83%	-0.23%	0.60%	0.60%	-0.17%	-0.06%	-0.23%	0.25%	0.08%
- Service Shares	0.25%	0.25%	0.33%	0.83%	-0.17%	0.66%	0.66%	-0.17%	0.00%	-0.17%	0.25%	0.08%